Exhibit 5.2

10 St. James Avenue | Boston, MA 02116 | T 617.523.2700 | F 617.523.6850

Holland & Knight LLP | www.hklaw.com

April 1, 2025

EMC Corporation

176 South Street

Hopkinton, MA 01748

Re:	Dell International L.L.C. and EMC Corporation

$1,000,000,000 4.750% Senior Notes due 2028

$1,000,000,000 5.000% Senior Notes due 2030

$1,000,000,000 5.300% Senior Notes due 2032

$1,000,000,000 5.500% Senior Notes due 2035

Ladies and Gentlemen:

We have acted as special counsel with respect to the laws of the Commonwealth of Massachusetts to EMC Corporation, a Massachusetts corporation (the “Company” and, together with Dell International L.L.C., a Delaware limited liability company, the “Issuers”), in connection with the Registration Statement on Form S-3 (File No. 333-269159) (the “Registration Statement”) filed by the Issuers and Dell Inc. (“Dell”), Dell Technologies Inc. (“DTI”), and Denali Intermediate Inc. (“DII” and collectively with Dell and DTI, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Issuers of $1,000,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 aggregate principal amount of 5.000% Senior Notes due 2030 (the “2030 Notes”), $1,000,000,000 aggregate principal amount of 5.300% Senior Notes due 2032 (the “2032 Notes”) and $1,000,000,000 aggregate principal amount of 5.500% Senior Notes due 2035 (the “2035 Notes,” and together with the 2028 Notes, the 2030 Notes and the 2032 Notes, the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Underwriting Agreement, dated March 26, 2025 (the “Underwriting Agreement”), among the Issuers, the Guarantors and the several underwriters named therein, pursuant to which such underwriters have agreed to purchase the Notes issued by the Issuers and unconditionally guaranteed by the Guarantors;

Atlanta | Austin | Birmingham | Boston | Century City | Charlotte | Chattanooga | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Los Angeles | Miami | Nashville | Newport Beach | New York | Orlando | Philadelphia | Portland | Richmond | San Francisco | Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach | Algiers | Bogotá | London | Mexico City | Monterrey

April 1, 2025

(c) the Indenture, dated as of January 24, 2023 (the “Base Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the 2028 Notes Supplemental Indenture No. 1, dated as of April 1, 2025 relating to the 2028 Notes, 2030 Notes Supplemental Indenture No. 1, dated as of April 1, 2025 relating to the 2030 Notes, 2032 Notes Supplemental Indenture No. 1, dated as of April 1, 2025 relating to the 2032 Notes and the 2035 Notes Supplemental Indenture No. 1, dated as of April 1, 2025 relating to the 2035 Notes (collectively, the “Notes Supplemental Indentures” and, together with the Base Indenture, the “Indenture”);

(d) duplicates of the global notes representing the Notes;

(e) an executed copy of a certificate for the Company of Christopher Garcia, Assistant Secretary of the Company, dated April 1, 2025 (the “Assistant Secretary’s Certificate”);

(f) a copy of the Company’s Articles of Organization, as amended and restated through the date hereof, certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the “Secretary of the Commonwealth”) as of September 17, 2024, and the Articles of Merger of the Company, filed with the Secretary of the Commonwealth (one filed on September 24, 2024 and two filed on October 28, 2024), in each case, certified pursuant to the Assistant Secretary’s Certificate (the “Certified Charter”);

(g) a copy of the Company’s amended and restated bylaws, in effect as of the date hereof and certified pursuant to the Assistant Secretary’s Certificate;

(h) copies of certain resolutions of the Board of Directors of the Company, adopted on March 24, 2025 (in respect of the Notes to be issued pursuant to the Indenture), certified pursuant to the Assistant Secretary’s Certificate; and

(i) a copy of a certificate, dated March 13, 2025 from the Secretary of the Commonwealth with respect to the Company’s legal existence and good standing with the office of the Secretary of the Commonwealth (the “Massachusetts Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Assistant Secretary’s Certificate, and have assumed that such matters remain true and correct through the date hereof.

April 1, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than the Massachusetts Business Corporation Act (the “MBCA”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. Based solely on our review of (i) the Certified Charter and Assistant Secretary’s Certificate and (ii) the Massachusetts Certificate, the Company has legal existence under the MBCA and is in good standing with the office of the Secretary of the Commonwealth.

2. The Company has the corporate power to execute and deliver the Indenture and to execute, deliver and issue the Notes.

3. The execution and delivery of the Indenture and the execution, delivery and issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company under the MBCA.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Underwriting Agreement, the Indenture, the Notes or the Guarantees (collectively, the “Transaction Documents”) with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Documents;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d) we do not express any opinion with respect to any securities, antifraud, consumer credit, debt collection, privacy, derivatives or commodities laws, rules or regulations, Regulations T, U or X of the Board of Governors of the Federal Reserve System or laws, rules or regulations relating to national security;

April 1, 2025

(e) we have assumed that each of the Transaction Documents will constitute the valid and binding obligation of each party to such Transaction Documents, enforceable against such party in accordance with its terms; and

(f) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement or document (including agreements or other documents incorporated by reference or attached or annexed thereto).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K of Dell Technologies Inc. filed with the Commission in connection with the offer and sale of the Notes by the Issuers and to the use of our name under the caption “Validity of Securities” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP